Exhibit 99.1

LOCKHEED MARTIN AND TITAN ANNOUNCE AMENDED MERGER AGREEMENT

Titan Anticipates June 7, 2004 Stockholder Meeting

BETHESDA, MD AND SAN DIEGO, CA – April 7, 2004—Lockheed Martin Corporation (NYSE: LMT) and The Titan Corporation (NYSE: TTN) announced today that they have amended their merger agreement. Under the terms of the amended agreement, Titan stockholders will receive $20 in cash in exchange for each Titan share owned.

As previously announced, Lockheed Martin and Titan have been conducting reviews of whether payments were made, or items of value were provided, by consultants for Titan or its subsidiaries to foreign officials. These internal reviews are substantially complete. The Securities and Exchange Commission (SEC) also commenced an investigation into whether payments involving Titan’s international consultants were made in violation of applicable law. In addition, the Department of Justice initiated a criminal inquiry into this matter. As part of their reviews, Lockheed Martin, Titan, the SEC and the Department of Justice have been evaluating Titan’s internal controls relating to these matters.

The merger agreement also has been amended to provide that, as a condition to the closing of the transaction, Titan must obtain written confirmation that the Department of Justice considers its investigation of these allegations resolved and does not intend to pursue any claims against Titan, or Titan must have entered into a plea agreement with the Department of Justice and completed the sentencing process. Upon satisfaction of this condition, Lockheed Martin has agreed that the facts surrounding these allegations and the related proceedings, costs and expenses will not constitute a material adverse effect on Titan.

In light of the amendments to the merger agreement, Titan will not consider the merger at the special meeting of its stockholders scheduled to be reconvened on April 12, 2004. Titan intends to establish a new record date for the determination of the Titan stockholders who are entitled to vote on the amended merger agreement and plans to prepare and distribute new proxy materials to these record holders as soon as they are available, in anticipation of a new special meeting to be held on or after June 7, 2004. The revised merger agreement provides that if the merger is not completed on or before June 25, 2004, either Lockheed Martin or Titan may terminate the merger agreement, provided that the party seeking to terminate the agreement is not then in material breach of its obligations under the merger agreement in a manner that has contributed to the failure to complete the merger by such date. Under certain limited circumstances, the date may be extended to a date as late as September 24, 2004.

Headquartered in Bethesda, Md., Lockheed Martin employs about 130,000 people worldwide and is principally engaged in the research, design, development, manufacture and integration of advanced technology systems, products and services. The corporation reported 2003 sales of $31.8 billion.

Headquartered in San Diego, The Titan Corporation is a leading provider of comprehensive information and communications systems solutions and services to the Department of Defense, intelligence agencies, and other federal government customers. As a provider of national security solutions, the company has approximately 12,000 employees and annualized sales of approximately $2.0 billion.

Additional Information About the Merger and Where to Find It

Lockheed Martin and Titan intend to withdraw the registration statement and proxy statement/prospectus relating to the original merger agreement. Titan will file a new set of proxy materials with the SEC. Stockholders of Titan are urged to read the materials Titan files with the SEC and other relevant materials before making any voting decision with respect to the proposed merger because these materials contain important information about Lockheed Martin, Titan and the proposed merger. Documents filed by Lockheed Martin or Titan with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, stockholders and investors may obtain free copies of the documents filed with the SEC by Lockheed Martin by contacting Lockheed Martin Investor Relations, 6801 Rockledge Drive, Bethesda, MD 20817, (301) 897-6598. Stockholders and investors may obtain free copies of the documents filed with the SEC by Titan by contacting Titan Investor Relations, 3033 Science Park Rd., San Diego, CA 92121, (858) 552-9848.

Lockheed Martin and Titan, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies of Titan stockholders in connection with the proposed merger. Stockholders and investors may obtain more detailed information regarding the names, affiliations and interests of those persons in the solicitation by reading the proxy statement when it becomes available.

Forward-Looking Statements:

The statements contained in this release, which are not historical facts, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. Closing of the Titan transaction is subject to approval of Titan’s stockholders, the absence of any material adverse change in Titan and other closing conditions set forth in the amended merger agreement. Risks and uncertainties include risks associated with the proposed merger between Lockheed Martin and Titan and other risks described in the companies’ SEC filings.

Contact:

Lockheed Martin

Media Contact: Tom Jurkowsky, (301) 897-6352; e-mail, thomas.jurkowsky@lmco.com

Investor Relations Contact: Jim Ryan, (301) 897-6584; e-mail, james.r.ryan@lmco.com

Titan

Media Contact: Wil Williams, (858) 552-9724; email, wwilliams@titan.com

Investor Relations Contact: Laura Catalino, (858) 552-9848; email, invest@titan.com

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For additional information, visit our website:

www.lockheedmartin.com

www.titan.com